SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

MOLINA HEALTHCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

March 28, 2005

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of our Company, I cordially invite you to attend the 2005 Annual Meeting of Stockholders of Molina Healthcare, Inc. to be held at 10:00 a.m. local time on April 27, 2005, at The Hilton Long Beach, Executive Meeting Center, Stockholders’ Theater, located at 701 West Ocean Boulevard, Long Beach, California.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Once that business has been concluded, there will be a report on the state of the Company and a brief question and answer session.

We sincerely hope you will be able to attend our 2005 Annual Meeting of Stockholders. However, whether or not you personally attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Therefore, please take the time to vote by completing and mailing the enclosed proxy card to us.

Thank you for your continued support of Molina Healthcare, Inc.

Sincerely yours,

J. Mario Molina, M.D.

Chairman of the Board, President, and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2005

To the Stockholders of Molina Healthcare, Inc.:

The 2005 Annual Meeting of Stockholders of Molina Healthcare, Inc. (the “Company”) will be held at 10:00 a.m. local time on April 27, 2005, at The Hilton Long Beach, Executive Meeting Center, Shareholders’ Theater, located at 701 West Ocean Boulevard, Long Beach, California, 90831, for the following purposes:

1.	To elect two of eight directors to hold office until the 2008 Annual Meeting;

2.	To approve the Molina Healthcare, Inc. 2005 Incentive Compensation Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 7, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any continuation, adjournment, or postponement thereof.

By Order of the Board of Directors,

J. Mario Molina, M.D.

Chairman of the Board, President, and Chief Executive Officer

Long Beach, California

March 28, 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING. IF YOU ATTEND THE MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE MEETING WILL BE COUNTED.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2005

This Proxy Statement and the accompanying proxy card are furnished to stockholders of Molina Healthcare, Inc. (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2005 Annual Meeting of Stockholders to be held at The Hilton Long Beach, Executive Meeting Center, Shareholders’ Theater, located at 701 West Ocean Boulevard, Long Beach, California, 90831, at 10:00 a.m. local time, on April 27, 2005, or at any adjournments or postponements thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the form of proxy included herewith, and the Annual Report for the Fiscal Year Ended December 31, 2004 are being mailed to stockholders on or about March 28, 2005.

Stockholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Meeting. On March 7, 2005, there were outstanding 27,604,942 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. In deciding all questions, each holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share held on the record date. Each proxy received will be voted as directed. If no direction is indicated, the proxy will be voted FOR the election of the nominees named below as directors, and for the approval of the Molina Healthcare, Inc. 2005 Incentive Compensation Plan. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting thereof by submitting a subsequent proxy or by attending the Meeting and voting in person. If you are a stockholder of record (that is, if you hold your shares in certificate form registered in your name on the books of the Company’s transfer agent, Continental Stock Transfer & Trust Company) and attend the Meeting, you may deliver your completed proxy card in person. However, if you hold your shares in “street name” through a broker, bank, or other nominee (that is, not certificate form), (a) you must return your voting instructions to your broker or nominee so that the holder of record can be instructed how to vote those shares or (b) if you wish to attend the Meeting and vote in person, you must obtain and bring to the Meeting a proxy signed by the record holder giving you the right to vote the shares in order to be able to vote at the Meeting. You may not use the voting instruction form provided by your broker or nominee to vote in person at the Meeting.

The information contained in this Proxy Statement relating to the occupations and securities holdings of the Board of Directors and officers of the Company and their transactions with the Company is based upon information received from each individual in March of 2005.

Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting, and the election inspector, after reviewing the votes cast, will determine whether or not a quorum is present. The election inspector will treat abstentions as shares of Common Stock that are present and entitled to vote for purposes of determining whether a quorum is present and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares of Common Stock will not be considered as present and entitled to vote with respect to that matter; however, these shares will count for quorum purposes.

PROPOSAL NO. 1–ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. The terms of the current Class III Directors expire at the 2005 Annual Meeting. Currently, the Class III Directors are J. Mario Molina and Ronna Romney. The Directors to be elected as Class III Directors at the 2005 Annual Meeting will serve until the 2008 Annual Meeting. All Directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such Director’s earlier resignation, removal from office, death, or incapacity. A plurality of the votes cast at the Meeting shall elect each Director.

The Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Molina and Ms. Romney, both incumbent Directors, for election as Class III Directors.

In the event any nominee is unable or declines to serve as a Director at the time of the Meeting, the proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a Director.

Nominees for Class III Directors

The name of the nominees for Class III Directors and certain information about each are set forth below:

Name	Positions and Offices held With the Company	Director Since	Class And Year In Which Term Will Expire	Age
J. Mario Molina, M.D.	Chairman of the Board, President, and Chief Executive Officer	1996	Class III 2008	46
Ronna Romney	Director	1999	Class III 2008	61

J. Mario Molina, M.D. has served as President and Chief Executive Officer since succeeding his father and Company founder, Dr. C. David Molina, in 1996. He has also served as Chairman of the Board since 1996. He served as Medical Director from 1991 through 1994 and was Vice President responsible for provider contracting and member services, market and quality assurance from 1994 to 1996. He earned an M.D. from the University of Southern California and performed his medical internship and residency at the Johns Hopkins Hospital. Dr. Molina is the brother of John C. Molina and M. Martha Bernadett, M.D., both of whom are executive officers of the Company.

Ronna Romney has served as a Director since 1999 and also served as a director of our Michigan health plan from 1999 to 2003. She has served as a director for Park-Ohio Holding Corporation, a publicly-traded logistics company, from 1999 to the present. Ms. Romney was a candidate for the United States Senate in 1996. She has published two books. From 1989 to 1993 she served as Chairperson of the President’s Commission on White House Fellowships. From 1984 to 1992, Ms. Romney served as the Republican National Committeewoman for the state of Michigan, and from 1982 to 1985, she served as Commissioner of the Presidents’ National Advisory Council on Adult Education.

The Board of Directors recommends that the stockholders vote FOR the election of each nominee listed above.

Directors Whose Terms Are Not Expiring

Name	Positions and Offices Held With the Company	Director Since	Class And Year In Which Term Will Expire	Age
George S. Goldstein	Director, Executive Vice President of Public Policy	1998	Class I 2006	63
Frank E. Murray	Director	2004	Class I 2006	74
John P. Szabo, Jr.	Director	2005	Class I 2006	40
Charles Z. Fedak	Director	2002	Class II 2007	53
John C. Molina	Director, Executive Vice President, Treasurer, and CFO	1994	Class II 2007	40
Sally K. Richardson	Director	2003	Class II 2007	72

George S. Goldstein, Ph.D. served as Executive Vice President, Health Plan Operations and Chief Operating Officer from 1999 to January 2005, and has served as a Director since 1998. In January 2005, Dr. Goldstein was named our Executive Vice President of Public Policy. Prior to his position as Chief Operating Officer, Dr. Goldstein served as the Chief Executive Officer of Molina Healthcare of California. Before joining our Company, Dr. Goldstein served as Chief Executive Officer of United Healthcare Corporation of Southern California and Nevada from 1996 to 1998. Dr. Goldstein also served as Senior Vice President of State Programs for Foundation Health Services, Inc. from 1993 to 1996. In Colorado and New Mexico, he held cabinet positions under three governors from 1975 to 1985, and was responsible for the Medicaid, public health, mental health, and environmental programs. He earned a Ph.D. in Experimental Psychology from Colorado State University.

Frank E. Murray, M.D. has served as our Director since June 2004. Dr. Murray has over forty years of experience in the health care industry, including significant experience as a private practitioner in internal medicine. Dr. Murray has previously served on the Boards of Directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina. He has also served on the Boards of Directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA). Prior to his appointment to the Board of Directors, Dr. Murray served on the Board of Directors of the Company’s subsidiary, Molina Healthcare of California, since March 1997.

John P. Szabo, Jr. was appointed to the Company’s Board of Directors on March 17, 2005, to fill the vacancy created by the passing of Mr. Ronald Lossett, the Company’s former Director. Mr. Szabo joined the equity research group as an Analyst covering health care services at CIBC World Markets in May 2000 after spending the previous three years as an Analyst at Neuberger Berman. He has over seven years of experience as a buy-side equity analyst following numerous sectors, including health care and financial services. Prior to his career as an equity analyst, Mr. Szabo spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank. He earned a B.S.B.A., majoring in Finance and International Business, from Bowling Green State University in 1987.

Charles Z. Fedak, CPA, M.B.A. has served as our Director since 2002. Mr. Fedak founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981 and has practiced as a certified public accountant with that firm since that date. He was previously employed by KPMG Peat Marwick (formerly KPMG Main Hurdman) from 1975 to 1980.

John C. Molina, J.D. has served as Executive Vice President, Financial Affairs, since 1995, Treasurer since 2002, and Chief Financial Officer since 2003. He also has served as our Director since 1994. Mr. Molina has been employed by us for 25 years in a variety of positions. Mr. Molina is a past president of the California Association of Primary Care Case Management Plans. He earned a Juris Doctorate from the University of Southern California School of Law. Mr. Molina is the brother of J. Mario Molina, M.D. and M. Martha Bernadett, M.D., both of whom are executive officers of the Company.

Sally K. Richardson has served as our Director since 2003. Since 1999, Ms. Richardson has served as the Executive Director of the Institute for Health Policy Research and as Associate Vice President for the Health Sciences Center of West Virginia University. From 1997 to 1999, she served as the Director of the Center for Medicaid and State Operations, Health Care Financing Administration, U.S. Department of Health and Human Services. Ms. Richardson served as a member of the White House Health Care Reform Task Force in 1993. She currently serves on the National Advisory Committee on Rural Health, U.S. Department of Health and Human Resources, and the Policy Council, National Office of March of Dimes.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Independence

The Board of Directors has determined that, except for Messrs. J. Mario Molina, John Molina, and George Goldstein, each of the Directors of the Company has no material relationship with the Company and is otherwise “independent” in accordance with the applicable listing requirements of the New York Stock Exchange (“NYSE”). In making that determination, the Board of Directors considered all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. The Board of Directors also adopted and applied the following standards, which provide that a Director will not be considered independent if he or she:

•	Is, or has an immediate family member who is, currently an employee of the Company;

•	Has been, or has an immediate family member who has been, an employee of the Company within the past three years;

•	Has received, or has an immediate family member who has received, within the past three years more than $100,000 during any twelve month period in direct compensation from the Company (other than fees for director’s services);

•	Has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company during the past three years;

•	Has been employed, or has an immediate family member who is employed, as an executive officer of another Company where any of the Company’s present executives currently serve or served on the other Company’s compensation committee during any of the past three years; or

•	Has been employed by, or has an immediate family member who is an executive officer of, another Company that makes payments to or receives payments from the Company for property or services in an amount which exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross annual revenues during any of the past three years.

Board Meetings and Committees

The Board of Directors of the Company held an aggregate of six meetings during the year ended December 31, 2004. All Directors who were on the Board attended all of the meetings of the Board of Directors and committees on which they served. Dr. Murray was appointed to the Board of Directors of the Company in June 2004, and Mr. Szabo was appointed to the Board of Directors of the Company in March 2005. All Directors at that time attended the 2004 Annual Meeting of Stockholders held on May 12, 2004.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Posted on our website, at www.molinahealthcare.com, are the written charters of each committee, the Company’s Corporate Governance Guidelines, and the Company’s Code of Business Conduct and Ethics. You can also obtain, without charge, copies of our committee charters, Corporate Governance Guidelines, and Code of Business Conduct and Ethics by writing to us at Molina Healthcare, Inc., One Golden Shore Drive, Long Beach CA 90802, Attention: Juan Jose Orellana.

The non-management Directors of the Board meet at regular executive sessions without management participation. The Board of Directors has selected Ronna Romney as the lead independent Director to preside at meetings of the non-management Directors.

Audit Committee.    The Audit Committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving related-party transactions, (viii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (ix) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, and (x) considering other appropriate matters regarding the financial affairs of the Company.

The Audit Committee currently consists of Mr. Fedak (chair), Ms. Romney, and Mr. Szabo, each of whom is “independent” as defined under the New York Stock Exchange, Inc. (“NYSE”) listing standards. The Board has determined that each member of the Audit Committee is financially literate. During the year ended December 31, 2004, the Audit Committee held an aggregate of four meetings. The Board of Directors had determined that Mr. Lossett, one of our five independent Directors during 2004, was the Audit Committee financial expert during 2004. In March 2005, in connection with the passing of Mr. Lossett, the Board of Directors determined that Mr. Fedak was the Audit Committee financial expert.

Compensation Committee.    The Compensation Committee currently consists of Mr. Fedak (Chair), Ms. Richardson, and Mr. Szabo, all non-employee Directors who meet the NYSE listing standards for “independence”. The Compensation Committee reviews and recommends to the Board of Directors the salaries, benefits, and stock option grants of our executive officers, including our Chief Executive Officer. The Compensation Committee also administers our stock option and other employee benefit plans. During the year ended December 31, 2004, the Compensation Committee held an aggregate of three meetings.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is responsible for reviewing matters of corporate governance and recommending to the full Board candidates for election to the Board of Directors. This Committee currently consists of Ms. Romney (Chair), Mr. Fedak, and Ms. Richardson, each of whom is “independent” under the NYSE listing standards. During the year ended December 31, 2004, the Corporate Governance and Nominating Committee held an aggregate of four meetings.

Director Nominations.    Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has adopted a policy of considering the following factors in identifying and evaluating nominees for election to the Board of Directors: (a) background and skills, (b) personal attributes, such as integrity, honesty, and forthrightness, (c) availability to contribute, (d) past, current, and future need of the Board of Directors and the Company, and (e) such other factors as the Corporate Governance and Nominating Committee and/or the Board of Directors may deem appropriate. The Company’s Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee shall consider any advice and recommendations offered by the stockholders of the Company. Stockholders may communicate with the Board of Directors by the procedure described below. In addition, stockholders may make nominations if properly submitted as described below in the “Other Information” section.

At its meeting on August 3, 2004, the Corporate Governance and Nominating Committee commenced discussions concerning candidates for election to the Board of Directors. The Committee began compiling a list of potential candidates and requested that Directors and management submit names of possible candidates for election to the Board of Directors. The Lead Independent Director was tasked with collection of names presented. The Lead Independent Director also reviewed the performance of the existing Class III directors who are currently standing for reelection to the Board of Directors. At its meeting on November 1, 2004, the Committee considered the candidates and criteria for qualification, ultimately recommending that the Board nominate the existing Class III directors for reelection to the Board of Directors.

Communications with the Board of Directors.    Stockholders may communicate with individual members of the Board of Directors, or groups thereof, by writing to the Company’s main business office: [Board Members’ name], c/o Molina Healthcare, Inc., One Golden Shore Drive, Long Beach, California 90802. All such communications received will be promptly delivered to the Board Member(s) identified.

COMPENSATION OF DIRECTORS

We pay each non-employee director an annual retainer of $35,000. We also pay an additional annual retainer of $7,500 to the chair of the audit committee, $5,000 to each audit committee member, and $2,500 to each of the chairs of the other committees. We pay each non-employee director $1,200 for each board and committee meeting attended in person; provided, however, audit committee members receive $2,400 for each audit committee meeting. Non-employee directors receive $600 for participation in telephonic meetings. Each non-employee director receives annually an option to purchase 4,000 shares of common stock, vested immediately, with an exercise price equal to fair market value at the time of grant. In addition, each non-employee director receives upon his or her election to the board of directors an option to purchase 10,000 shares of common stock, vesting over three years, with an exercise price equal to fair market value at the time of grant. We also pay certain expenses incurred by the directors.

We may, in our discretion, grant additional stock options and other equity awards to our non-employee directors from time to time under the 2002 Equity Incentive Plan. The board may also decide to have automatic annual option grants under the 2002 Equity Incentive Plan. In February 2004, each of our non-employee directors was granted options to purchase 4,000 shares of our common stock at $25.33 per share. In each case, the 4,000 options vested immediately upon granting. In June 2004, following his appointment to the Board, Director Frank Murray was granted options to purchase 14,000 shares of our common stock at $37.47 per share. 4,000 of the options vested immediately upon granting, and 10,000 of the options vest over three years.

PROPOSAL NO. 2

APPROVAL OF THE MOLINA HEALTHCARE, INC.

2005 INCENTIVE COMPENSATION PLAN

At the annual meeting, the stockholders will be asked to approve the Molina Healthcare, Inc. 2005 Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan was approved by both the Company’s Compensation Committee and its Board of Directors on March 24, 2005, subject to stockholder approval. The Incentive Plan would authorize the grant of annual and long-term incentive bonus awards to employees who are or who may become executive officers of the Company and its subsidiaries conditioned on the successful achievement of certain performance goals.

Background

Our Board of Directors believes that a well designed incentive compensation plan for our key employees is a significant factor in improving our operating and financial performance, thereby enhancing stockholder value. Section 162(m) of the Internal Revenue Code (the “Code”) limits to $1 million annually the federal income tax deduction that public corporations may claim for compensation paid to any of their top five executive officers (“Covered Employees”), except in certain limited circumstances. One such exception is for compensation derived solely from the attainment of one or more objective performance goals based on performance criteria that have been pre-approved by stockholders. The Incentive Plan is intended to comply with this Code Section 162(m) exclusion for performance-based compensation and is being submitted to stockholders for approval in order to allow for the deductibility of compensation paid to the Company’s Covered Employees under the Incentive Plan.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its business. The Incentive Plan provides for the awarding of bonuses to certain executive officers or other key employees of the Company and its subsidiaries subject to the attainment of certain specified performance goals.

Summary of the Plan

The following description of certain features of the Incentive Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Incentive Plan, which is attached hereto as Appendix A. If there is any discrepancy between this summary and the Incentive Plan, the terms of the Incentive Plan shall control.

Administration. The Incentive Plan will be administered by the Compensation Committee of the Board of Directors (or such other committee selected by the Board of Directors), which is made up of non-employee independent directors who are not eligible to participate in the Incentive Plan and may delegate authority to certain employees to perform administrative functions. The Board of Directors and the Compensation Committee members (and their delegates) shall be indemnified by the Company to the extent permitted by applicable law for actions taken in good faith (or actions that were not taken) with respect to the Incentive Plan.

Eligibility. Individuals eligible to participate in the Incentive Plan shall include our executive officers and key employees, as selected by the Compensation Committee with respect to the relevant performance period. Since the determination of eligibility by the Compensation Committee may vary from time to time, the number of our officers and key employees who will actually participate in the Incentive Plan is not presently determinable. Similarly, the amount of the discretionary Incentive Plan awards is also not presently determinable. Awards are not transferable by the participant.

Operation of the Plan. Incentive Plan award levels shall be based upon the achievement of pre-established objective performance goals determined by the Compensation Committee for each performance period. The duration of the performance period will be determined by the Compensation Committee. The performance goals may be based upon performance of the Company, a subsidiary, affiliate or business unit of the Company, and/or individual performance. For Covered Employees who are subject to the limitations of Code Section 162(m), the performance goals will use one or more of the following performance measures as selected by the Compensation Committee:

•	net sales;

•	gross profit or pre-tax profit;

•	operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or fully diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	economic value created or economic profit; operating margin or profit margin;

•	stockholder value creation measures, including but not limited to stock price or total stockholder return; targets relating to expense or operating expense, working capital targets, or operating efficiency (including without limitation medical expense and administration expense) measured on a per member, as a ratio to another element of performance, or on a growth or reduction basis;

•	strategic business criteria, such as market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures; or

•	membership and membership related measures, including persistency, growth in membership, and recruitment of new members.

The Compensation Committee will also determine the amounts of the target awards that will be paid if the performance goal or goals are met and the method by which such amounts will be calculated. Award opportunities issued to Covered Employees shall be administered by the Compensation Committee in accordance with the requirements of Code Section 162(m).

Determination of Award. Awards may be denominated in cash and/or Company common stock. Typically, an award opportunity will have some form of table, grid or formula correlating the degree of achievement with the amount of the award that will be earned. At the end of each performance period, the Compensation Committee will determine if the performance goal or goals have been met and the amount of the award, if any, to be paid. Awards will be paid to participants in cash, property, common stock, and/or restricted stock, as applicable, following such determination. In order to reflect additional considerations relating to performance, the Compensation Committee may, in its discretion, increase, reduce or eliminate any calculated award to be paid to a participant, but may not use its discretion to increase such award with respect to Covered Employees. All awards are subject to applicable tax withholding. Awards will be settled after determination of the amount earned and a participant may be permitted to defer settlement provided such deferral complies with the requirements of Code Section 409A.

Termination of Employment. Unless the Compensation Committee has determined otherwise, in order to receive a payout under the Incentive Plan a participant must generally be employed by the Company or an subsidiary through the date of determination of the amount of the award, provided, however, if termination is on account of retirement, death, or disability the participant shall receive a pro-rata portion of the award based on the amount of time the participant was employed during the performance period. Awards are also subject to forfeiture by a participant based upon the occurrence of certain events that are harmful to the Company during employment or within one year after termination of employment.

Maximum Award. The maximum award that any participant may potentially earn from performance under the Incentive Plan in any given calendar year is $4 million.

Amendment and Termination. The Incentive Plan may generally be amended or terminated by the Compensation Committee (or Board of Directors) at any time, except that any such amendment will be subject to stockholder approval as may be required by applicable law or pursuant to requirements of any stock exchange on which the Company’s stock is listed.

Governing Law. The governing state law of the Incentive Plan (except for conflicts of law provisions) is New York.

Effective Date of Plan. The Incentive Plan became effective as of January 1, 2005, subject to stockholder approval, and will continue until terminated by the Company’s Board or the Committee if it is approved by stockholders at the annual meeting. If the Incentive Plan is not approved by stockholders, then the Incentive Plan will be terminated without any awards being deemed earned. Even if approved, the Board of Directors reserves the right to grant bonus awards outside the Incentive Plan.

Vote Required for Approval

The persons designated in the enclosed proxy will vote your shares FOR the adoption of the Incentive Plan unless you include instructions to the contrary. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required to approve the Incentive Plan.

The Board of Directors unanimously recommends that the stockholders vote FOR the approval of the Molina Healthcare, Inc. 2005 Incentive Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2005 by:

•	each person, entity or group known by us to own beneficially more than 5% of our outstanding common stock,

•	each of our named executive officers and directors, and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding these options but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each of the named individuals is c/o Molina Healthcare, Inc., One Golden Shore Drive, Long Beach, California 90802.

Percentage ownership calculations are based on 27,668,108 shares outstanding as of March 17, 2005.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
J. Mario Molina, M.D. (2)	639,295	2.3%
John C. Molina, J.D. (3)	4,536,705	16.4%
William Dentino (4)	10,488,220	37.9%
Curtis Pedersen (5)	9,464,668	34.2%
Mary R. Molina Living Trust (6)	4,144,190	15.0%
Molina Marital Trust (7)	3,291,481	11.9%
Molina Siblings Trust (8)	3,356,000	12.1%
MRM GRAT 903/2 (9)	1,025,997	3.7%
MRM GRAT 904/2 (10)	1,000,000	3.6%
MRM GRAT 301/3 (11)	436,244	1.6%
M. Martha Bernadett, M.D. (12)	625,380	2.3%
George S. Goldstein, Ph.D. (13)	99,922	*
Mark L. Andrews, Esq. (14)	135,550	*
Ronna Romney (15)	24,000	*
Charles Z. Fedak, CPA (16)	24,000	*
Sally K. Richardson (17)	22,000	*
Frank Murray, M.D. (18)	4,000	*
John P. Szabo, Jr.(19)	2,500	*
FMR Corp. (20)	3,629,499	13.1%
Franklin Resources, Inc. (21)	1,517,300	5.5%
All executive officers and directors as a group (12 persons) (22)	6,112,352	21.9%

*	Denotes less than 1%.

(1)	As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 17, 2005.

(2)	Includes:

•	464,614 shares owned by J. Mario Molina, M.D.;

•	160,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power; and

•	14,681 shares owned by Dr. Molina and Therese A. Molina as community property as to which Dr. Molina has shared voting and investment power.

Dr. Molina is a Director and our President and Chief Executive Officer and the brother of John C. Molina, J.D. and M. Martha Bernadett, M.D.

(3)	Includes:

•	426,950 shares owned by John C. Molina;

•	11,881 shares owned by Mr. Molina and Michelle A. Molina as community property as to which Mr. Molina has shared voting and investment power;

•	192,303 shares owned by the John C. Molina Trust (1995), of which Mr. Molina and Mr. Dentino are co-trustees with shared investment power and Mr. Molina is the beneficiary, and as to which Mr. Molina has sole voting power pursuant to a proxy;

•	62,933 shares owned by the Molina Children’s Trust for John C. Molina (1997), of which Mr. Molina and Mr. Dentino are co-trustees with shared voting and investment power and Mr. Molina is the beneficiary;

•	3,356,000 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., M. Martha Bernadett, M.D., Josephine M. Molina, Janet M. Watt and Mr. Molina are the beneficiaries;

•	50,394 shares owned by the M/T Molina Children’s Education Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina’s children are the beneficiaries; and

•	436,244 shares owned by the MRM GRAT 301/3, of which Mr. Molina is the trustee with sole voting and investment power, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. As a result of the expiration of the MRM GRAT 301/3 on March 28, 2004, the trust’s assets will be distributed to the remainder beneficiaries.

Mr. Molina is a Director and our Executive Vice President, Financial Affairs, Chief Financial Officer and Treasurer and the brother of J. Mario Molina, M.D. and M. Martha Bernadett, M.D., both of whom are executive officers of the company.

(4)	Includes:

•	1,000 shares held by Mr. Dentino;

•	4,144,190 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries;

•	3,291,481 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	1,025,997 shares owned by the MRM GRAT 903/2, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the annuity beneficiary and

J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. As a result of the expiration of the MRM GRAT 903/2 on September 17, 2005, a portion of the trust’s assets will be distributed to the remainder beneficiaries;

•	1,000,000 shares owned by the MRM GRAT 904/2, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the annuity beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. As a result of the expiration of the MRM GRAT 904/2 on September 28, 2006, a portion of the trust’s assets will be distributed to the remainder beneficiaries;

•	43,976 shares owned by the MRM GRAT 303/2, of which Mr. Dentino is the trustee with sole voting and investment power, Mary R. Molina is the annuity beneficiary and J. Mario Molina, M.D., John C. Molina, J.D., M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	192,303 shares owned by the John C. Molina Trust (1995), of which Mr. Molina and Mr. Dentino are co-trustees with shared investment power and Mr. Molina is the beneficiary, and as to which Mr. Molina has sole voting power pursuant to a proxy;

•	237,303 shares owned by the Janet M. Watt Trust (1995), of which Ms. Watt and Mr. Dentino are co-trustees with shared investment power and Ms. Watt is the beneficiary, as to which Ms. Watt has sole voting power pursuant to a proxy;

•	237,303 shares owned by the Josephine M. Molina Trust (1995), of which Ms. Molina and Mr. Dentino are co-trustees with shared investment power and Ms. Molina is the beneficiary, as to which Ms. Molina has sole voting power pursuant to a proxy;

•	62,933 shares owned by the Molina Children’s Trust for John C. Molina (1997), of which Mr. Molina and Mr. Dentino are co-trustees with shared voting and investment power and Mr. Molina is the beneficiary;

•	125,867 shares owned by the Molina Children’s Trust for Janet M. Watt (1997), of which Mr. Dentino and Janet M. Watt are co-trustees with shared voting and investment power and Ms. Watt is the beneficiary; and

•	125,867 shares owned by the Molina Children’s Trust for Josephine M. Molina (1997), of which Mr. Dentino and Josephine M. Battiste are co-trustees with shared voting and investment power and Ms. Molina is the beneficiary.

Mr. Dentino is counsel to Mrs. Mary R. Molina and has provided legal services to various Molina family members and entities in which they have interests. His address is 555 Capitol Mall, Suite 1500, Sacramento, California 95814.

(5)	Includes:

•	3,000 shares owned by Mr. Pedersen and Rosi A. Pedersen as community property, as to which Mr. Pedersen has shared voting and investment power;

•	4,144,190 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	3,291,481 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries;

•	1,025,997 shares owned by the MRM GRAT 903/2, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the annuity beneficiary and

J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries. As a result of the expiration of the MRM GRAT 903/2 on September 17, 2005, a portion of the trust’s assets will be distributed to the remainder beneficiaries; and.

•	1,000,000 shares owned by the MRM GRAT 904/2, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the annuity beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. As a result of the expiration of the MRM GRAT 904/2 on September 28, 2006, a portion of the trust’s assets will be distributed to the remainder beneficiaries;

Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D.

(6)	Beneficial ownership is described in footnotes 4 and 5.

(7)	Beneficial ownership is described in footnotes 4 and 5.

(8)	Beneficial ownership is described in footnote 3.

(9)	Beneficial ownership is described in footnotes 4 and 5.

(10)	Beneficial ownership is described in footnotes 4 and 5.

(11)	Beneficial ownership is described in footnote 3.

(12)	Includes:

•	507,733 shares owned by M. Martha Bernadett, M.D.;

•	14,681 shares owned by Dr. Bernadett and Faustino Bernadett as community property, as to which Dr. Bernadett has shared voting and investment power;

•	86,505 shares owned by 11 trusts, of which Dr. Bernadett is the trustee with sole voting and investment power and 11 of Mary R. Molina’s grandchildren and step-grandchildren are the beneficiaries; and

•	16,461 shares owned by nine trusts, of which Dr. Bernadett is the trustee with sole voting and investment power and nine of Mary R. Molina’s grandchildren are the beneficiaries.

Dr. Bernadett is our Executive Vice President, Development, and the sister of J. Mario Molina, M.D. and John C. Molina, J.D., both of whom are executive officers of the Company.

(13)	Includes 99,922 shares that may be purchased pursuant to options. Dr. Goldstein is our Director and Executive Vice President, Public Policy.

(14)	Includes 135,550 shares that may be purchased pursuant to options. Mr. Andrews is our Executive Vice President, Legal Affairs, General Counsel, and Corporate Secretary.

(15)	Includes 4,000 shares owned by Ms. Romney; 2,000 shares owned by Ms. Romney’s spouse; 18,000 shares which may be purchased pursuant to options. Ms. Romney is our Director.

(16)	Includes 6,000 shares owned by Mr. Fedak and Mari L. Fedak as community property as to which Mr. Fedak has shared voting and investment power; 18,000 shares which may be purchased pursuant to options. Mr. Fedak is our Director.

(17)	Includes 4,000 shares owned by Ms. Richardson; 4,000 shares owned by Ms. Richardson and Don R. Richardson as joint tenants as to which Ms. Richardson has shared voting and investment power; and 14,000 shares which may be purchased pursuant to options. Ms. Richardson is our Director.

(18)	Includes 4,000 shares which may be purchased pursuant to options. Dr. Murray is our Director.

(19)	Includes 2,500 shares owned by Mr. Szabo and his wife as joint tenants as to which Mr. Szabo has shared voting and investment power. Mr. Szabo is our Director.

(20)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(21)	Based on the Schedule 13G filed by such stockholder. Such stockholder’s address is One Franklin Parkway, San Mateo, California 94403-1906.

(22)	Includes all shares beneficially owned by J. Mario Molina, M.D., John C. Molina, J.D., George S. Goldstein, Ph.D., Mark L. Andrews, Esq., M. Martha Bernadett, M.D., Terry Bayer, Sheila Shapiro, Ronna Romney, Charles Z. Fedak, CPA, Sally K. Richardson, Frank Murray, M.D., and John P. Szabo, Jr.

EXECUTIVE OFFICERS

Our three Directors, J. Mario Molina, M.D., John C. Molina, J.D., and George S. Goldstein, Ph.D., and the following persons are our executive officers:

Mark L. Andrews, Esq., age 47, has served as Executive Vice President, Legal Affairs, General Counsel, and Corporate Secretary since 1998. He also has served as a member of the Executive Committee of our Company since 1998. Before joining our Company, Mr. Andrews was a partner at Wilke, Fleury, Hoffelt, Gould & Birney of Sacramento, California, where he chaired that firm’s health care and employment law departments and represented Molina as outside counsel from 1994 through 1997. Mr. Andrews holds a Juris Doctorate degree from Hastings College of the Law.

Terry P. Bayer, age 54, was named Executive Vice President of Health Plan Operations in January 2005. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as Regional Vice-President at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Veterans Health Administration (VHA); and Lincoln National. She has also served as Executive Vice President of Managed Care at Matria Healthcare, President and Chief Operating Officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a Juris Doctorate from Stanford University, a Master’s degree in Public Health from the University of California, Berkeley, and a Bachelor’s degree in Communication from Northwestern University.

M. Martha Bernadett, M.D., age 41, has served as Executive Vice President of Development since 2002. Dr. Bernadett is the principal investigator on a grant from the Robert Wood Johnson Foundation to improve healthcare access for Latinos. She was formerly responsible for the operation of staff model clinics in California. She earned an M.D. from the University of California, Irvine and an M.B.A. from Pepperdine University. Dr. Bernadett is the sister of J. Mario Molina, M.D. and John C. Molina, both of whom are executive officers of the Company.

Sheila K. Shapiro, age 43, was named Executive Vice President of Administrative Services in January 2005. Ms. Shapiro’s 15 years of healthcare experience include serving as Senior Vice President of Operations for Premera Blue Cross of Washington, Vice President for PCS Health Systems, and various positions with PacifiCare Health Systems of Arizona and Nevada (formerly FHP, Inc.). She has also served as a volunteer consultant to non-profit healthcare organizations for Executive Service Corps of Washington. Ms. Shapiro holds a Bachelor’s degree in Business Administration from Arizona State University and a Master’s degree in Management from the University of Phoenix.

Executive officers are appointed annually by the Board of Directors, subject to the terms of their employment agreements.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information concerning compensation earned in fiscal years 2004, 2003, and 2002 by individuals who served as our Chief Executive Officer and the remaining four most highly compensated executive officers as of December 31, 2004, 2003, and 2002. We refer to these executives collectively as our named executive officers.

		Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Year	Salary ($) (1)	Bonus ($)	Other Annual Compensation ($) (2)	Securities Underlying Options (#) (3)	All Other Compensation ($) (4)
J. Mario Molina, M.D.	2004	$642,836	$50,000	$—	—	$9,041	(5)
Chief Executive Officer, President, and Chairman	2003 2002	500,000 500,000	— 500,000	— 4,200	— —	9,566 7,430	(5) (5)

John C. Molina, J.D.	2004	435,077	50,000	—	—	8,730	(6)
Executive Vice President, Financial Affairs, Chief Financial Officer, Treasurer and Director	2003 2002	400,000 441,549	— 278,592	— 4,200	— —	11,114 7,013	(6) (6)

George S. Goldstein, Ph.D.	2004	453,971	50,000	—	30,000	46,272	(7)
Executive Vice President, Health Plan Operations, Chief Operating Officer and Director	2003 2002	398,400 389,689	160,973 116,969	350 8,450	— 160,000	15,419 9,176	(7) (7)

Mark L. Andrews, Esq.	2004	399,083	50,000	—	30,000	9,010	(8)
Executive Vice President, Legal Affairs, General Counsel and Corporate Secretary	2003 2002	323,400 328,272	129,336 80,400	— 4,550	— 72,000	8,954 7,277	(8) (8)

M. Martha Bernadett, M.D	2004	317,308	25,962	—	—	8,730	(9)
Executive Vice President, Development	2003 2002	298,062 280,978	— 99,000	— 6,900	— —	8,510 6,960	(9) (9)

(1)	Salary includes base compensation and payments made, if any, to the named executive in lieu of paid time off.

(2)	Auto allowances.

(3)	Options granted to each named executive officer during 2004, 2003, and 2002 to purchase the Company’s common shares.

(4)	All other compensation includes employer matching contributions under the Company’s 401(k) plan and the portion of premiums on life insurance benefits in excess of $50,000.

(5)	401(k) contributions of $8,200, $8,000 and $6,800 in 2004, 2003, and 2002, respectively, and insurance premiums of $841, $1,566 and $630 in 2004, 2003, and 2002, respectively.

(6)	401(k) contributions of $8,200, $8,000 and $6,800 in 2004, 2003, and 2002, respectively, and insurance premiums of $530, $3,114 and $213 in 2004, 2003, and 2002, respectively.

(7)	401(k) contributions of $8,200, $8,000, and $6,800 in 2004, 2003, and 2002, respectively, insurance premiums of $3,495, $7,419 and $2,376 in 2004, 2003, and 2002, respectively., and relocation reimbursement of $34,577 in 2004.

(8)	401(k) contributions of $8,200, $8,000 and $6,800 in 2004, 2003, and 2002, respectively, and insurance premiums of $810, $954 and $477 in 2004, 2003, and 2002, respectively.

(9)	401(k) contributions of $8,200, $8,000 and $6,800 in 2004, 2003, and 2002, respectively, and insurance premiums of $530, $510 and $160 in 2004, 2003, and 2002, respectively.

Stock Option Grants In Last Fiscal Year

The following table sets forth the information concerning grants of stock options during the fiscal year ended December 31, 2004 to our named executive officers:

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Shares Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date
Name					5%	10%
George Goldstein	30,000	7.68%	$25.33	02/09/2014	$1,237,797	$1,970,985
Mark Andrews	30,000	7.68%	$25.33	02/09/2014	$1,237,797	$1,970,985

(1)	All options granted during the fiscal year ended December 31, 2004 were granted pursuant to the 2002 Equity Incentive Plan. These options originally vested over a three-year period during which one-third vested on the first anniversary of the date of grant and a further one-third vested on the second and third anniversary of the date of grant. Effective as of January 1, 2005, in connection with his re-assignment as the Executive Vice President of Public Policy, all of Mr. Goldstein’s options became vested and exercisable.

(2)	All options in this table have exercise prices equal to the fair market value on the date of grant.

(3)	Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed annual compounded rates of appreciation only from the date of the grant to the expiration date of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Year-End Option Exercise and Option Value Table.    The following table sets forth information concerning the number and value of unexercised options to purchase common stock held by the named executive officers. The values of the unexercised in-the-money options have been calculated on the basis of the closing price of our common stock on The New York Stock Exchange on December 31, 2004 of $46.38.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2004

And Fiscal Year-End Option Values

	Number of Shares Acquired in Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Mario Molina, M.D.	—	$—	—	—	$—	$—
John C. Molina, J.D.	—	—	—	—	—	—
George S. Goldstein, PhD.	90,078	3,022,953	99,922	—	3,559,833	—
Mark L. Andrews, Esq.	19,250	524,250	125,550	30,000	5,391,909	631,500
M. Martha Bernadett, M.D.	—	—	—	—	—	—

Securities Authorized for Issuance Under Equity Compensation Plans (as of December 31, 2004)

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	694,452	(1)	$14.64	2,140,470	(2)
Equity compensation plans not approved by security holders
Total	694,452		$14.64	2,140,470

(1)	Options to purchase shares of our common stock issued under the 2000 Omnibus Stock and Incentive Plan. All such options vested upon the completion of our initial public offering of common stock in July 2003. Further grants under the 2000 Omnibus Stock and Incentive Plan have been frozen.

(2)	Includes only shares issuable under the 2002 Equity Incentive Plan and the 2002 Employee Stock Purchase Plan. The number of shares available for issuance under the 2002 Equity Incentive Plan will automatically increase by the lesser of 400,000 shares or 2% of total outstanding capital stock on a fully diluted basis on January 1st of each year, unless the Board determines not to permit the automatic increase. The number of shares available for issuance under the 2002 Equity Incentive Plan increased by 400,000 on both January 1, 2004 and January 1, 2005. The number of shares available for issuance under the 2002 Employee Stock Purchase Plan will automatically increase by the lesser of 6,000 shares or 1% of total outstanding capital stock on a fully diluted basis on January 1st of each year, unless the Board determines not to permit the automatic increase. The number of shares available for issuance under the 2002 Employee Stock Purchase Plan increased by 6,000 on both January 1, 2004 and January 1, 2005.

Employment Agreements

We have entered into employment agreements with our Chief Executive Officer, J. Mario Molina, M.D., our Executive Vice President, Financial Affairs, Chief Financial Officer, and Treasurer, John C. Molina, J.D., our Executive Vice President, Legal Affairs, General Counsel and Corporate Secretary, Mark L. Andrews, our Executive Vice President, Public Policy, George S. Goldstein, Ph.D., and our Executive Vice President, Development, M. Martha Bernadett, M.D.

The agreements with each of Dr. Molina, Mr. Molina, Mr. Andrews, and Ms. Bernadett have an initial term, with automatic one year extensions unless terminated by either party. The agreement with Dr. Molina has an initial term of three years which began on January 1, 2002, an initial base annual salary of $500,000 which increased to $575,000 in 2004, and a discretionary annual bonus of up to the lesser of $500,000 or 1% of our earnings before interest, taxes, depreciation and amortization for such year. The agreement with John C. Molina has an initial term of two years which began on January 1, 2002, an initial base annual salary of $400,000 which increased to $420,000 in 2004, and a discretionary annual bonus of up to 50% of his base annual salary. The agreement with Mark L. Andrews has an initial term of three years, which began on December 1, 2001, an initial base annual salary of $323,400 which increased to $375,000 in 2004, and a discretionary annual bonus of up to 80% of his base annual salary. The agreement with Dr. Bernadett has an initial term of one year, which began on January 1, 2002, a base annual salary of $300,000, and a discretionary bonus of up to 33% of her base annual salary. Each of the base annual salaries is subject to review and increase at least annually.

The agreements with each of Dr. Molina, Mr. Molina, Mr. Andrews, and Ms. Bernadett provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below) of our ownership. Under these agreements, each executive’s terms and conditions of employment, including his rate of base salary, bonus opportunity, benefits, and his title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive with two times the executive’s annual base salary and target bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and continued retirement, deferred compensation, health and welfare benefits for the earlier of three years or the date the executive receives substantially similar benefits from another employer. Additionally, if the executive’s employment is terminated by us without cause or the executive resigns for good reason before a change of control, the executive will be entitled to receive one year’s base salary, the target bonus for the year of the employment termination, full vesting of Section 401(k) employer contributions and stock options and continued retirement, deferred compensation, health and welfare benefits for the earlier of eighteen months or the date the executive receives substantially similar benefits from another employer. Payment of severance benefits is contingent upon the executive signing a release agreement waiving claims against us.

The agreements with each of Dr. Molina, Mr. Molina, Mr. Andrews, and Ms. Bernadett also ensure that an executive who receives severance benefits—whether or not in connection with a change in control—will also receive various benefits and payments otherwise earned by or owing to the executive for his prior service. Such an executive will receive a pro-rata target bonus for the year of his employment termination and payment of all accrued benefit obligations. We will also make additional payments to any eligible executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.

A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, the relocation of the executive’s principal place of employment to a location more than 50 miles away from his prior place of employment or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

Effective January 1, 2005, the Company entered into a new Employment Agreement with our Executive Vice President, Public Policy, George S. Goldstein, Ph.D. The agreement with Mr. Goldstein has a term of three years which began on January 1, 2005, and provides for a base annual salary of $280,000.

There are no equity instruments issued by us whereby holders have a put right to require us to repurchase their shares at their election. In addition, we do not anticipate additional purchases of vested options or shares from other holders.

RELATED PARTY TRANSACTIONS

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers and certain other key officers. The indemnification agreements provide that the director or officer will be indemnified to the fullest extent not prohibited by law for claims arising in such person’s capacity as a director or officer. We believe that these agreements are necessary to attract and retain skilled directors and management with experience relevant to our industry. In addition, our obligations under the indemnification agreements with our independent directors are guaranteed up to a maximum of $22.5 million by the Mary R. Molina Living Trust, the beneficial owner of approximately 15.0% of our common stock as of March 17, 2005.

Facility Leases

Agreements to lease two medical buildings from the Molina Family Trust were entered into in April 1995. These leases have five five-year renewal options and the rates may change every five years based on the Consumer Price Index. Effective May 2001, we entered into a similar agreement with the Molina Siblings Trust for the lease of another medical clinic, which we also use as a backup data center. In December 2004, we purchased this clinic from the Molina Siblings Trust for $1,850,000. Rental expense for these leases totaled $367,000 for the year ended December 31, 2004. Rental rates under these leases are equal to the average of the rates of our leases with third parties as a means of approximating fair value. We exercised our five year renewal option on the remaining two clinics effective March 31, 2005. Future minimum lease payments under the two remaining leases as of March 17, 2005 are as follows: $64,000 in 2005; $97,000 in 2006; $97,000 in 2007; $97,000 in 2008; $97,000 in 2009; and $24,000 thereafter.

Split-Dollar Life Insurance

Since 1997, we were a party to Collateral Assignment Split-Dollar Insurance Agreements with the Molina Siblings Trust. We had agreed to make premium payments towards the life insurance policies held by the Trust on the life of Mary R. Molina. We were not an insured under the policies, but were entitled to receive repayment of all premium advances from the Trust upon the earlier of Mrs. Molina’s death or cancellation of the policies. Receivables, representing premium payments made by us, were discounted based on Mrs. Molina’s remaining actuarial life. On March 2, 2004, the Collateral Assignment Split-Dollar Insurance Agreements were terminated by the early repayment of the advances to the Trust. The gain of $1.2 million represents the recovery of the discounts previously recorded.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The Audit Committee operates under a written charter adopted by the Board of Directors on February 27, 2003, a copy of which was included as Appendix A to the Proxy Statement for the 2003 Annual Meeting and is posted on our website at www.molinahealthcare.com.

Management is responsible for the implementation of the Company’s internal controls and the preparation of the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States and various other financial reporting-related functions. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion, based upon their audit, as to the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee is responsible for, among other things, oversight and monitoring of these processes.

In this context, the Audit Committee met at least quarterly and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended December 31, 2004 were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence from the Company.

Based on the review discussed above, the Audit Committee approved the consolidated audited financial statements for inclusion in the Annual Report on Form 10-K for the Year ended December 31, 2004 for filing with the Securities and Exchange Commission and so recommended to the Board of Directors. The Board of Directors also approved the consolidated audited financial statements for inclusion in the Annual Report on Form 10-K for the Year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Ronald Lossett, CPA, D.B.A, Chair*

Charles Z. Fedak, CPA, M.B.A.

Ronna Romney

* Mr. Lossett served on the Audit Committee until his passing in February 2005.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview and Philosophy

The Compensation Committee of the Board of Directors is composed entirely of directors who have never served as officers of the Company and who meet the criteria for independence established by applicable law and the New York Stock Exchange, Inc. The Committee is responsible for developing and adopting the Company’s executive compensation policies. In general, the compensation policies adopted by the Committee are designed (1) to attract and retain executives capable of leading the Company to meet its business objectives, and (2) to motivate the Company’s executives to enhance long-term stockholder value.

The Company’s compensation program consists of salary and performance-based bonuses and stock options. The overall executive compensation philosophy is based upon the premise that compensation should be aligned with and support the Company’s business strategy and long-term goals. The Company believes it is essential to maintain an executive compensation program that provides overall compensation competitive with that paid to executives with comparable qualifications and experience. The Committee develops its executive compensation program with reference to current data available regarding enterprises in the managed care markets. Actual compensation levels may be greater or less than the median levels depending upon annual and long-term performance by the Company and the particular individual.

Executive Officer Compensation

The Company’s executive officer compensation program is comprised of three primary components: base salary, annual incentive compensation in the form of cash bonuses, and long-term, equity-based incentive awards.

Base Salaries.    An executive officer’s base salary is determined by evaluating the responsibilities of the position held and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications and responsibilities at other similarly situated companies.

Bonuses.    The Company pays bonuses to its executive officers based primarily upon the Company’s performance during the year, the performance of each executive officer and compensation survey information for executives employed within the Company’s market segment. In determining the incentive bonus amount paid to each executive officer, the Committee considers several factors, including the Company’s growth and the strength of financial position, and non-financial performance relating to overall Company improvements.

Long-term, Equity-Based Incentive Awards.    The general purpose of long-term awards, currently in the form of stock options, is to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Additionally, long-term awards foster the retention of executive officers and provide executive officers with an incentive to achieve superior performance over time. In approving stock option grants, the Committee bases its decision on each individual’s performance and potential to improve stockholder value. The Committee has broad discretion to determine the terms and conditions applicable to each option grant, including the vesting schedule and terms upon which the options may be exercised. Since the exercise price of each stock option must be at least equal to the market price of our common stock on the date of grant, the options do not become valuable to the holder unless our shares increase in market value above the price of the common stock on the date of grant and the executive officer remains with the Company through the applicable vesting period.

The Committee reviews and determines J. Mario Molina’s compensation pursuant to the principles noted above. Specific consideration is given to Dr. Molina’s responsibilities and experience in the industry and compensation packages awarded to chief executive officers of other comparable companies. In addition, the Committee reviews and approves the annual compensation of the other executive officers of the Company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the tax deductions a public corporation may take for compensation paid to its executive officers named in its summary compensation table to $1 million per executive per year. This limitation applies only to compensation that is not considered to be performance-based. Based on fiscal year 2004 compensation levels, no such limits on the deductibility of compensation applied to any officer of the Company.

Compensation Committee

Charles Z. Fedak, CPA, M.B.A. Chair Ronald Lossett, CPA, D.B.A* Sally K. Richardson

* Ronald Lossett served on the Compensation Committee until his passing in February 2005.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following discussion shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

During the fiscal year ended December 31, 2004, the Compensation Committee consisted of Charles Z. Fedak (Chairman), Ronald Lossett, and Sally Richardson. No member of our Compensation Committee currently serves, or served during the fiscal year ended December 31, 2004, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

STOCK PERFORMANCE GRAPH

The following discussion shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

The following line graph compares the percentage change in the cumulative total return on our common stock against the cumulative total return of the Standard & Poor’s Corporation Composite 500 Index (the “S&P 500”) and a peer group index for the 18-month period from July 2, 2003 (the date of our initial public offering of common stock) to December 31, 2004. The graph assumes an initial investment of $100 in Molina Healthcare, Inc. common stock and in each of the indices.

The peer group index consists of WellPoint, Inc. (WLP), United Health Group, Inc. (UNH), Health Net, Inc. (HNT), Coventry Health Care, Inc. (CVH), Centene Corporation (CNC), Amerigroup Corporation (AGP), and Humana, Inc. (HUM).

COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*

AMONG MOLINA HEALTHCARE, INC., THE S & P 500 INDEX AND A PEER GROUP

*	$100 invested on 7/2/03 in stock or on 6/30/03 in index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

DISCLOSURE OF AUDITOR FEES

Ernst & Young, LLP served as our Independent Registered Public Accountant during 2004 and 2003. Fees earned by Ernst & Young LLP for years ended December 31, 2004 and 2003 were as follows:

	December 31
	2004	2003
Audit Fees including our annual audits, review of our quarterly reports on Form 10-Q, audit of internal controls over financial reporting, and filings with the Securities and Exchange Commission in connection with our secondary and initial public offerings of common stock	$1,257,000	$889,000
Audit Related Fees, including review of documentation of internal controls over financial reporting, employee benefit plan audits, and accounting consultations	$330,000	$16,000
Tax Fees, including tax compliance, tax advice and tax planning	$781,000	$702,000
All Other Fees, including review of claims reserves	$—	$7,000

The Audit Committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the Independent Registered Public Accountant’s independence.

A representative of Ernst & Young, LLP is expected to be present at the Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company to report to its stockholders those directors, officers and owners of more than 10% of any class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act, who fail to timely file reports of beneficial ownership and changes in beneficial ownership of Common Stock or other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of such reports filed for the fiscal year ended December 31, 2004, the Company believes that all reports were filed on a timely basis.

OTHER INFORMATION

Cost of Solicitation

All expenses incurred in the solicitation of proxies will be borne by the Company. In addition to soliciting proxies by mail, the Company and its directors, officers, employees, and consultants may also solicit proxies personally, by telephone, or other appropriate means. No additional compensation will be paid to directors, officers, or other employees for such services. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

Proposals of Stockholders

If a stockholder intends to present a proposal at the 2006 annual meeting of stockholders and desires to have the Company include that proposal in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), then the stockholder must ensure that the Company receives the proposal no later than November 28, 2005. Proposals should be sent to the Company’s Corporate Secretary, Molina Healthcare, Inc., One Golden Shore Drive, Long Beach, California 90802-4202.

A stockholder who otherwise intends to present business at the 2006 annual meeting of stockholders must comply with the requirements set forth in the Company’s Bylaws. The Bylaws state, among other things, that to bring business before an annual meeting, a stockholder must deliver written notice that complies with the Bylaws to the Secretary of the Company not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Since the Company’s 2005 annual meeting is being held on April 27, 2005, the Company must receive written notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 by January 27, 2006, and no earlier than December 28, 2005.

If the notice is received after January 27, 2006, then the notice will be considered untimely and the Company is not required to present such proposal at the 2006 annual meeting of stockholders. If the Board chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2006 annual meeting of stockholders, then the persons named in the proxies solicited by the Board for the 2006 annual meeting of stockholders may exercise discretionary voting power with respect to such proposal.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

J. Mario Molina, M.D. Chairman of the Board, Chief Executive Officer and President

Dated:	March 28, 2005

APPENDIX A

MOLINA HEALTHCARE, INC.

2005 INCENTIVE COMPENSATION PLAN

1. General

This 2005 Incentive Compensation Plan (the “Plan”) of Molina Healthcare, Inc. (the “Company”) authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as “performance-based” compensation under Code Section 162(m).

2. Definitions

In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:

(a) “Annual Incentive Award” means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.

(b) “Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant’s rights to current or future payments in settlement thereof.

(c) “Award Opportunity” means the Participant’s opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.

(d) “Cause” means “cause” as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment. If, however, there is no such employment agreement, Cause means an individual’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its subsidiaries thereof which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit, (iv) knowing or grossly negligent misconduct which results in the Company being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (v) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (vi) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any subsidiary; provided, however, that the Committee may vary the definition of “Cause” in any agreement or document relating to an Award.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.

(f) “Committee” means the Compensation Committee of the Board of Directors, or such other Board committee as the Board may designate to administer the Plan.

(g) “Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the four other most highly compensated executive officers serving on the last day of such fiscal year. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.

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(h) “Disability” means Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties of employment, with or without reasonable accommodation, and the continuation of such disabled condition for a period of no less than 12 months.

(i) “Participant” means an employee participating in this Plan.

(j) “Performance Goal” means the Company or individual performance objective or accomplishment required as a condition to the earning of an Award Opportunity.

(k) “Performance Period” means the period, specified by the Committee, over which an Award Opportunity may be earned.

(l) “Retirement” means Termination of Employment of the Participant at or after the Participant has reached age 65, at or after the Participant has reached age 62 with 10 years of service or upon any other Termination deemed a retirement by the Committee.

(m) “Termination of Employment” means the termination of a Participant’s employment by the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.

3. Administration

(a) Administration by the Committee. The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Authority. Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the Committee is not an “outside director” as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more “outside directors.” Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an “outside director.” The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law.

(c) Limitation of Liability. Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal

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counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4. Eligibility

Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan.

5. Per-Person Award Limitation

Award Opportunities granted to any one eligible employee shall be limited such that the amount potentially earnable of performance in any one calendar year shall not exceed the Participant’s Annual Limit. For this purpose, the Annual Limit shall equal $4 million. For this purpose, (i) “earning” means satisfying performance conditions so that an Award Opportunity becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.

6. Designation and Earning of Award Opportunities

(a) Designation of Award Opportunities and Performance Goals. The Committee shall select employees to participate in the Plan for a Performance Period and designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the performance goal. The following terms will apply to Award Opportunities:

(i) Specification of Amount Potentially Earnable. Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.

(ii) Denomination of Award Opportunity; Payment of Award. Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of Common Stock and/or to settle an Award Opportunity in shares of Common Stock if and to the extent that shares of Common Stock are authorized for use in incentive awards and available under any equity compensation plan of the Company.

(b) Limitations on Award Opportunities and Awards for Covered Employees. If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the following provisions will apply:

(i) Performance Goal. The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The performance goal shall be objective and

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shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a “gate-keeper” Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) net sales; (2) gross profit or pre-tax profit; (3) operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (7) interest expense after taxes; (8) economic value created or economic profit; (9) operating margin or profit margin; (10) stockholder value creation measures, including but not limited to stock price or total stockholder return; (11) targets relating to expense or operating expense, working capital targets, or operating efficiency (including without limitation medical expense and administration expense) measured on a per member, as a ratio to another element of performance, or on a growth or reduction basis; (12) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures, or (13) membership and membership related measures, including persistency, growth in membership, and recruitment of new members. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period, or (B) the time 25% of such Performance Period has elapsed.

(iv) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.

(v) Changes to Amounts Payable Under Awards During Deferral Periods. Any settlement or other event that would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

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(c) Additional Participants and Award Opportunity Designations During a Performance Period. At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

(d) Determination of Award. Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of an Award authorized under Section 6(b) is permitted, and (ii) any discretionary adjustment is subject to Section 5 and other applicable limitations of the Plan. Unless otherwise determined by the Committee, the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d).

(e) Written Determinations. Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.

(f) Other Terms of Award Opportunities and Awards. Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, termination of employment in circumstances other than those specified in Section 8, or other event prior to the end of a Performance Period or settlement of an Award. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or termination of employment need not qualify as performance-based compensation under Code Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Code Section 162(m) qualification in cases in which no change in control or termination of employment occurred.

(g) Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals

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relating to an Award Opportunity under Section 6(b) intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

7. Settlement of Awards.

(a) Deferrals. The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.

(b) Settlement of Award. Any non-deferred Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant’s Award, such amount will be credited to the Participant’s deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.

(c) Tax Withholding. The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Stock or other property.

(d) Non-Transferability. An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.

8. Effect of Termination of Employment.

Except to the extent set forth in subsections (a) and (b) of this Section 8, upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee’s determination of the extent to which an Award has been earned for such Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:

(a) Disability, Death or Retirement. If Termination of Employment is due to the Disability, death or Retirement of the Participant, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof). Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled.

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2005 INCENTIVE COMPENSATION PLAN

(b) Other Terminations. In connection with any Termination of Employment other than due to death, Disability or Retirement, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period in which Termination occurred or for which the Committee has not yet determined the extent to which an Award has been earned for such Performance Period, in the Committee’s sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter.

9. Additional Forfeiture Provisions Applicable to Awards.

(a) Forfeiture Resulting from Actions Harmful to the Company. Unless otherwise determined by the Committee, Award Opportunities Awards, and amounts paid in settlement of Awards hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by participating in the Plan, agrees. If any of the events specified in Section 9(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)	Any outstanding Award Opportunity authorized for the Participant and any Award granted to the Participant and not yet settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, an amount equal to the total amount of cash plus the fair market value of Stock or other property (as of the date of occurrence of the Forfeiture Event) previously paid to the Participant in settlement of any Award since the date that is 12 months prior to the occurrence of the forfeiture event or, in the case of a Forfeiture Event specified in Section 9(b)(iv), the period specified in Section 9(b)(iv).

(b) Events Triggering Forfeiture. The forfeitures specified in Section 9(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following Termination of Employment (except as otherwise provided in Section 9(b)(iv)):

(i)	The Participant, acting alone or with others, directly or indirectly, prior to a change in control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in the United States or in any other area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or an entertainment or media company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 9(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)

The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information

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2005 INCENTIVE COMPENSATION PLAN

regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;

(iii)	The Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested; or

(iv)	The Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. Forfeitures under this Section 9(b)(iv) shall apply to outstanding Award Opportunities and Awards and to amounts paid in settlement of an Award Opportunity earned or accrued in whole or in part during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(c) Provision Does Not Prohibit Competition or Other Participant Activities. Although the conditions set forth in this Section 9 shall be deemed to be incorporated into an Award Opportunity and Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 9(b)(i)—(iii) is a condition to the Participant’s right to realize and retain value from his or her compensatory Award Opportunities and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 9(a) and 9(b).

(d) Committee Discretion. The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section (except as limited by applicable law), but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Award Opportunities and Awards, by inclusion of appropriate provisions in any document authorizing an Award Opportunity or evidencing or governing any Award.

10. General Provisions.

(a) Changes to this Plan. The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of stockholders or Participants; provided, however, that any such action beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company’s stockholders for approval not later than the earliest

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2005 INCENTIVE COMPENSATION PLAN

annual meeting for which the record date is at or after the date of such Committee or Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).

(b) Long-Term Incentives Not Annual Bonus for Purposes of Other Plans. Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as “Annual Incentive Awards” shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

(c) Unfunded Status of Participant Rights. Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(d) Nonexclusivity of the Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(e) No Right to Continued Employment. Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.

(f) Severability. The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.

(g) Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

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2005 INCENTIVE COMPENSATION PLAN

(h) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(i) Effective Date of Plan; Stockholder Approval; Termination of Plan. This Plan shall be effective as of January 1, 2005. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation 1.162-27(e)(4), to stockholders for approval at the Company’s 2005 Annual Meeting of Stockholders, and the Plan shall be terminated without any Award being deemed earned in the event stockholders decline to approve it at that Annual Meeting. If approved by stockholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY

MOLINA HEALTHCARE, INC.

One Golden Shore Drive

Long Beach, California 90802

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints John C. Molina and Mark L. Andrews as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2005 Annual Meeting of Stockholders to be held at The Hilton Long Beach, Executive Meeting Center, Shareholders’ Theater, located at 701 West Ocean Boulevard, Long Beach, California, 90831, at 10:00 a.m. local time, on April 27, 2005, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued, and to be marked, dated and signed, on the other side)

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY	Please mark your votes like this	X
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW.

1. The election of two (2) Directors of the Company. Nominees: J. Mario Molina, M.D. Ronna Romney	FOR all nominees listed (except those nominees whose names have been stricken pursuant to the instruction below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above)			If no direction is made, this proxy will be voted FOR Proposals 1 and 2.
Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2005.

2. Approval of the Molina Healthcare, Inc. 2005 Incentive Compensation Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature(s) Signature(s) Date

NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.